Exhibit 99.(a)(5)(iv)

Media Contacts:

Cognos

Steve Milmore, 781-313-2403

steve.milmore@cognos.com

or

Lois Paul & Partners, LLC

Jessica Sutera, 781-782-5789

jessica_sutera@lpp.com

or

Investor Relations:

Cognos

John Lawlor, 613-738-3503

john.lawlor@cognos.com

Cognos Completes Acquisition of Applix

-  Acquisition of Leading Analytics Company Gives Cognos Broad Solution Coverage for Financial Performance Management  -

OTTAWA, ON and BURLINGTON, MA, Oct. 25,  2007 – Cognos (NASDAQ: COGN; TSX: CSN), the world leader in business intelligence and  performance management solutions, today announced it has completed the acquisition of Applix, Inc. (NASDAQ: APLX), a publicly held company based in Westborough, Massachusetts and an industry leader in analytics.

The merger occurred Thursday, October 25, 2007. All remaining outstanding Applix shares have been converted into the right to receive $17.87 per share in cash. Applix is now an indirect, wholly-owned subsidiary of Cognos.

“The Cognos/Applix combination is a great fit strategically and culturally. Our position as the world’s leading independent provider of performance management solutions is now stronger than ever,” said Rob Ashe, Cognos CEO.  ”We’ve brought together an industry leader in performance analytics with the experts in performance management. We’ve extended our leadership position in financial performance management (FPM). We’ve created the broadest performance management solution offering in our market. And we have advanced our place as the number one innovator in performance management with the addition of a world-class, patented 64-bit, in-memory, multidimensional server.”

“At the same time, we’ve brought together two teams that share the same passion for innovation and commitment to customer success. We’ve added another 200 performance management experts to an already very strong Cognos team – further solidifying our position as the experts in performance management,” Ashe said.

“IDC estimates the worldwide market for packaged applications for Financial Performance and Strategy Management at almost $2 Billion for calendar 2007. A key emerging segment of this market is the area of profitability management applications, which is evolving from a “build” to a packaged applications market as organizations request vendors to deliver out of the box profitability management functionality. Packaged profitability applications currently represent about 20% of the FPSM market, and IDC estimates that the market is much larger when considering solutions that organizations build with BI tools. Cognos is well positioned to take advantage of this opportunity with the addition of Applix,” said Kathleen Wilhide, research director at IDC.

The acquisition of Applix builds on the proven strength of Cognos 8 Planning, Cognos 8 Controller, and Cognos 8 Business Intelligence. Applix extends the Cognos solution to address financial performance analysis and optimization, including new solution areas such as profitability, sales mix, and price/volume variance analysis. Customers get a strong, self-service solution to develop and deploy financial analytics across their organization.

“The combined entity of Cognos and Applix will be a force to be reckoned with, especially in the mid-market. Cognos’ consolidation and planning applications combined with Applix’ financial analytics makes for an industry-leading financial performance management solution,” said Craig Schiff, president and CEO of BPM Partners.

Applix is recognized as a leader in the financial analytics market for its innovative financial OLAP server. The company’s patented, 64-bit, in-memory multidimensional server has a proven track record in financial performance management. Applix has also been recognized by numerous industry and analyst groups for being a technical and strategic leader in the marketplace, including being positioned in the Visionaries Quadrant of Gartner’s CPM Magic Quadrant.

The company and its global network of partners help more than 3,000 customers worldwide manage their business analytics needs. Customers range across a broad variety of industries including insurance, financial services, banking, healthcare, pharmaceutical, telecommunications, manufacturing, consumer goods and retail.

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About Cognos:

Cognos, the world leader in business intelligence and performance management solutions, provides world-class enterprise planning and BI software and services to help companies plan, understand and manage financial and operational performance. Cognos brings together technology, analytical applications, best practices, and a broad network of partners to give customers a complete performance system. The Cognos performance system is an open and adaptive solution that leverages an organization’s ERP, packaged applications, and database investments. It gives customers the ability to answer the questions - How are we doing? Why are we on or off track? What should we do about it? – and enables them to understand and monitor current performance while planning future business strategies.

Cognos serves more than 23,000 customers in more than 135 countries, and its top 100 enterprise customers consistently outperform market indexes. Cognos performance management solutions and services are also available from more than 3,000 worldwide partners and resellers. For more information, visit the Cognos Web site at http://www.cognos.com.

Cognos and the Cognos logo are trademarks or registered trademarks of Cognos Incorporated in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies. Note to Editors: Copies of previous Cognos press releases and Corporate and product information are available on the Cognos Web site at www.cognos.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release regarding the transaction between Cognos and Applix and any other statements regarding Cognos’ future expectations, beliefs, goals or prospects constitute forward-looking statements made within the meaning of the Securities Exchange Act of 1934 and the Ontario Securities Act. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including Cognos’ ability to successfully integrate the two companies and their products, customer acceptance of the companies’ combined products, Cognos’ ability to retain key employees, Cognos’ ability to achieve expected synergies between the combined companies, and other risk factors set forth in Cognos’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each as filed with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Cognos disclaims any obligation to publicly update or revise any such statement to reflect any change in our expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.